Exhibit 23.3

KPMG LLP
Suite 1002
175 N 27th Street
Billings, MT 59101

Independent Auditors’ Consent

The Board of Directors
Rancher Energy Corp.:

We consent to the use of our report dated January 31, 2007, with respect to the statements of revenues and direct operating expenses of the South Cole Creek and South Glenrock operations for the year ended December 31, 2005 and the nine months ended September 30, 2006, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Billings, Montana
March 5, 2007